Exhibit 99.1

                                VSB Bancorp, Inc.
                    Second Quarter 2005 Results of Operations
                  VSB Reports 27% Growth In Quarterly Earnings


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100


Staten Island, N. Y.--July 12, 2005. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported quarterly net income of $621,461 for the second quarter of 2005, a 27.0% increase from the second quarter of 2004. The following unaudited figures were released today. Pre-tax income was $1,163,592 in the second quarter of 2005 as compared to $916,273 for the second quarter of 2004, an increase of $247,319, or 27.0%. Net income was $621,461, or $0.43 per common share, as compared to a net income of $489,308, or $0.34 per common share, for the quarter ended June 30, 2004.

The $132,153 increase in net income was attributable to an increase in net interest income of $236,893, an increase in non-interest income of $58,170 and a decrease in the provision for loan loss of $95,000, which were partially offset by an increase in non-interest expense of $142,744 and an increase in income tax expense of $115,166. Total assets decreased to $218.7 million, a decrease of $17.0 million, or 7.2%, from December 31, 2004. Total deposits decreased to $196.9 million, a decrease of $18.5 million, or 8.6%, during the second quarter of 2005. The Bancorp's Tier 1 capital ratio of 9.27% includes, as Tier 1 capital, $4.9 million (25% of its Tier 1 capital) from the proceeds of a $5 million trust preferred securities issuance in August 2003.

Average interest-earning assets and average investment securities grew $23.5 million and $31.0 million, respectively, from the second quarter of 2004 to the second quarter of 2005. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 37% of average total deposits for the second quarter of 2005, compared to 43% for the second quarter of 2004. Average time deposits grew by $22.9 million from the second quarter of 2004. The Company's interest rate spread and interest rate margin were 3.90% and 4.44%, respectively, for the quarter ending June 30, 2005 as compared to 4.05% and 4.50%, respectively, for the quarter ended June 30, 2004. Non-interest income increased $58,170, to $514,177, in the second quarter of 2005. Non-interest expense totaled $1.6 million, an increase of $142,744 from the second quarter of 2004. The growth in non-interest expense is directly attributable to increased personnel expenses relating to the ESOP adopted on May 1, 2004, increases in health insurance costs and a rise in other expenses due to increased costs of services.

Pre-tax income grew to $2,367,187 for the first six months of 2005, as compared to $1,850,881 for 2004, an increase of $516,306, or 27.9%. Net income for the six months ended June 30, 2005 was $1,264,253, or basic net income of $0.88 per common share, as compared to a net income of $988,478, or $0.70 per common share, for the six months ended June 30, 2004. The $275,775 growth in net income was attributable to an increase in net interest income of $618,195, a decrease in the provision for loan loss of $175,000, and an increase in non-interest

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income of $43,849, partially offset by an increase in non-interest expense of
$320,738. Income tax expense also increased $240,531 between the periods as pre-tax income increase.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated, "The rise in short term interest rates and the growth in average time deposits has reduced our net interest margin and spread this year. We had good growth in our loan portfolio this quarter, which has helped to increase interest income. We received regulatory approval to open our fifth branch in Rosebank and we expect construction to begin in September." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our earnings per share were $0.43 for the second quarter of 2005, 27% greater than the same quarter in 2004. Our Return on Assets was 1.17% and our Return on Equity was 18.38% this quarter, as we continue to provide a return for our stockholders. The opening of our fifth branch will give us another outlet to deliver our personal service to the professional and business people of Staten Island."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $14.3 million since the Bank was formed. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard. We received regulatory approval to open our fifth branch at 1065 Bay Street, in the Rosebank section of Staten Island.

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated. Those risks and uncertainties include, among other things, possible future changes in (i) the local, regional or national economy,
(ii) market interest rates, (iii) customer preferences; (iv) competition or (v) federal or state laws.

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                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                  June 30, 2005
                                   (unaudited)

                                                        June 30,        December 31,
                                                          2005             2004
                                                      -------------    -------------
Assets:

 Cash and cash equivalents                            $  24,598,792    $  35,659,073
 Investment securities, available for sale              114,369,789      128,532,767
 Loans receivable                                        76,232,249       68,046,885
  Allowance for loan loss                                (1,410,640)      (1,299,520)
                                                      -------------    -------------
    Loans receivable, net                                74,821,609       66,747,365
 Bank premises and equipment, net                         1,611,597        1,817,284
 Accrued interest receivable                                743,127          745,368
 Deferred taxes                                           1,523,524        1,462,940
 Other assets                                             1,038,223          719,670
                                                      -------------    -------------
      Total assets                                    $ 218,706,661    $ 235,684,467
                                                      =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                               $  73,825,298    $ 101,560,932
    NOW                                                  29,005,794       21,574,053
    Money market                                         20,890,547       23,388,850
    Savings                                              16,439,161       14,159,026
    Time                                                 56,496,039       54,470,507
                                                      -------------    -------------
      Total Deposits                                    196,656,839      215,153,368
 Escrow deposits                                            282,011          270,105
 Subordinated debt                                        5,155,000        5,155,000
 Accounts payable and accrued expenses                    2,354,109        2,149,548
                                                      -------------    -------------
      Total liabilities                                 204,447,959      222,728,021
                                                      -------------    -------------

Employee Stock Ownership Plan Repurchase Obligation         122,550          126,825

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
  shares authorized, 1,508,822 issued and
  outstanding at June 30, 2005 and 1,505,022 issued
  and outstanding at December 31, 2004)                         151              150
 Additional paid in capital                               8,866,361        8,818,313
 Retained earnings                                        7,318,517        6,054,264
 Unallocated ESOP shares                                 (1,493,522)      (1,578,061)
 Accumulated other comprehensive loss, net
  of taxes of $484,441 and $405,662,
  respectively                                             (555,355)        (465,045)
                                                      -------------    -------------

      Total stockholders' equity                         14,136,152       12,829,621
                                                      -------------    -------------
      Total liabilities and stockholders'
       equity                                         $ 218,706,661    $ 235,684,467
                                                      =============    =============
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                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                  June 30, 2005
                                   (unaudited)

                                            Three months   Three months    Six months     Six months
                                               ended          ended          ended          ended
                                              June 30,       June 30,       June 30,       June 30,
                                                2005           2004           2005           2004
                                            ------------   ------------   ------------   ------------
Interest and dividend income:
 Loans receivable                           $  1,352,333   $  1,303,760   $  2,652,969   $  2,617,500
 Investment securities                         1,235,763        897,417      2,555,248      1,741,064
 Other interest earning assets                    83,142         43,986        145,260         67,720
                                            ------------   ------------   ------------   ------------
     Total interest income                     2,671,238      2,245,163      5,353,477      4,426,284

Interest expense:
 NOW                                              27,871         26,892         49,896         50,674
 Money market                                     51,953         50,506        106,000         96,774
 Savings                                          20,111         14,742         38,338         28,180
 Subordinated debt / Trust preferred              89,039         89,039        178,079        178,079
 Time                                            263,269         81,882        450,386        159,994
                                            ------------   ------------   ------------   ------------
     Total interest expense                      452,243        263,061        822,699        513,701

Net interest income                            2,218,995      1,982,102      4,530,778      3,912,583
Provision (benefit) for loan loss                (45,000)        50,000        (75,000)       100,000
                                            ------------   ------------   ------------   ------------
     Net interest income
      after provision for loan loss            2,263,995      1,932,102      4,605,778      3,812,583

Non-interest income:
 Loan fees                                        33,635         18,674         57,094         34,197
 Service charges on deposits                     440,590        407,976        844,607        835,666
 Net rental income                                10,542         11,762         21,605         19,794
 Other income                                     29,410         17,595         54,493         44,293
                                            ------------   ------------   ------------   ------------
     Total non-interest income                   514,177        456,007        977,799        933,950

Non-interest expenses:
 Salaries and benefits                           935,254        834,101      1,873,750      1,630,368
 Occupancy expenses                              239,982        228,150        486,742        459,477
 Legal expense                                    23,451         53,423         33,375         84,298
 Professional fees                                51,000         49,527        126,000         95,777
 Computer expense                                 60,138         70,532        114,950        135,226
 Other expenses                                  304,755        236,103        581,573        490,506
                                            ------------   ------------   ------------   ------------
     Total non-interest expenses               1,614,580      1,471,836      3,216,390      2,895,652

       Income before income taxes              1,163,592        916,273      2,367,187      1,850,881
                                            ------------   ------------   ------------   ------------
Provision (benefit) for income taxes:
 Current                                         526,438        516,217      1,084,740        994,130
 Deferred                                         15,693        (89,252)        18,194       (131,727)
                                            ------------   ------------   ------------   ------------
     Total provision for income taxes            542,131        426,965      1,102,934        862,403

              Net income                    $    621,461   $    489,308   $  1,264,253   $    988,478
                                            ============   ============   ============   ============

Basic income per common share               $       0.43   $       0.34   $       0.88   $       0.70
                                            ============   ============   ============   ============

Diluted net income per share                $       0.42   $       0.33   $       0.85   $       0.67
                                            ============   ============   ============   ============
Book value per common share                 $       9.45   $       7.06   $       9.45   $       7.06
                                            ============   ============   ============   ============
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